Exhibit 99.1

RCM Technologies, Inc.	Tel: 856.486.1777	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.488.8833	Leon Kopyt
Pennsauken, NJ 08109-4613	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Stanton Remer
Executive VP & CFO
Kevin D. Miller
Senior Vice President

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. PROPOSES

MERGER WITH COMPUTER TASK GROUP, INC.

Pennsauken, New Jersey, August 21, 2007 — RCM Technologies, Inc. (NASD: RCMT; “RCM”), a leading provider of business and technology solutions, announced today that it has made a proposal to acquire all of the outstanding common stock of Computer Task Group, Inc. (NASD: CTGX; “CTG”) for $5.25 per share resulting in a total equity value of approximately $105 million.

The offer is structured as 50% cash and 50% RCM stock and would result in CTG shareholders owning approximately 35% of the combined company. RCM’s offer represents a premium of 21% to CTG’s closing share price as of August 20th, 2007 and a 22% premium to CTG’s closing share price on June 25, 2007, the date of RCM’s first offer.

RCM’s President and CEO, Leon Kopyt, said, “We believe a combination of RCM and CTG is in the best interests of both companies’ stockholders and would position the combined company as an industry leader with the scale and ability to better compete in its sectors.”

Based on RCM’s current knowledge of CTG’s operations, management and business opportunities, the combination of the two companies should produce an entity strongly positioned to become an industry leader having the following benefits:

•	Approximately $550 million in combined revenue — creating a top-tier service provider in its sectors
•	Substantially increased profitability with over $20 million of combined EBITDA before potential cost savings — better positioning the combined company for future economic downturns
•	Potential for meaningful cost savings resulting in accelerated earnings accretion
•	Strong balance sheet — pro forma leverage at approximately 2.5x combined EBITDA before incorporating any revenue or cost synergies
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Significant improvement of the new combined public company profile — larger market capitalization, greater liquidity, potential for increased research analyst coverage and potential for improved valuation through multiple expansion

•	Significant expansion of customer base with potential for cross-selling opportunities
•	Facilitation of services transformation to higher value-oriented solutions offerings due to larger size
•	Complementary geographic footprint — only three overlapping office locations out of 57 total locations

RCM made its first proposal in a letter from Mr. Kopyt to James R. Boldt, CTG’s Chairman, President and CEO, on June 25, 2007. CTG informed RCM that it would discuss the matter with its Board and subsequently indicated in a July 12, 2007 letter to RCM that its Board had declined the proposal believing that the interests of CTG and its shareholders are best served by remaining independent and continuing its current business strategy. RCM’s June 25 letter to CTG has been furnished to the Securities and Exchange Commission as an exhibit to an 8-K dated August 21, 2007 and highlights the strategic and financial merits of a potential transaction.

RCM continued to present the compelling benefits of a merger in a follow-up letter from Mr. Kopyt to Mr. Boldt dated July 25, 2007. This second letter updated the original proposal, including an increase in the offer price from $5.10 per share to $5.25 per share, and emphasized the goal of a collaborative evaluation of a potential transaction. CTG informed RCM that it would review the revised offer during a Special Board Meeting, but again declined the offer reitterating its goal to remain an independent company. This letter has also been furnished as an exhibit to the 8-K dated August 21, 2007.

After exhaustive efforts to discuss a merger with CTG’s Board, RCM concluded that the most prudent next step is to make its offer public so that CTG shareholders can be aware of RCM’s interest and can share their views about the future of their company with CTG’s management and directors.

The terms of RCM’s proposal are based on publicly-disclosed CTG financial information. Despite the fact that RCM believes the offer to be very attractive from a financial perspective, RCM welcomes the opportunity to consider non-public information regarding CTG and would consider revising the offer for any additional value that may be demonstrated during further discussions. Also, given the substantial stock component of the total merger consideration, RCM would consider including an appropriate number of CTG-designated directors to the Board of Directors of RCM with the number to be negotiated.

The RCM proposal is conditioned upon final due diligence to be completed in a timely manner. Both companies’ shareholders’ approval as well as regulatory approval are required. RCM believes that a transaction can be completed during late 2007/early 2008. RCM management is cognizant of the current financing market but remains confident that the proposed transaction can be financed at reasonable terms with attractive leverage ratios.

Robert W. Baird & Co. is financial advisor to RCM, while Morgan, Lewis and Bockius LLP serves as legal counsel.

About RCM Technologies, Inc.:

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 35 years. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

Caution Regarding Forward Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, these statements are subject to various risks, uncertainties and other factors that could cause the actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, all statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including our statements relating to the proposed merger with CTG and its anticipated benefits if consummated. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by RCM with the Securities and Exchange Commission, including the risk factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, and the following:

Proposed Merger Risks and Uncertainties

•	Our business and the business of CTG may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;
•	Expected combination benefits from the proposed merger may not be fully-realized or realized within the expected time frame;
•	The CTG shareholders and/or our stockholders may not approve the merger;
•	The regulatory approvals and any other required approvals in connection with the merger may not be obtained on the proposed terms or on the anticipated schedule;
•	Revenues following the merger may be lower than expected; and
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Operating costs, customer loss and business disruption, including difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information:

Investors and securityholders are urged to read the disclosure documents regarding the proposed merger when they become available because they will contain important information. Investors and securityholders will be able to obtain a free copy of such disclosure documents when they become available, as well as other filings containing information about RCM and CTG, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the disclosure documents and the filings with the SEC that will be incorporated by reference in such disclosure documents can also be obtained without charge, when they become available, by directing a request to: Corporate Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109-4613, Telephone Number: (856) 486-1777.

The directors and executive officers of RCM may be deemed to be participants in the solicitation of proxies from RCM shareholders and CTG stockholders in respect of the proposed merger. Information regarding the directors and executive officers of RCM is currently available in its proxy statement filed with the SEC by RCM on April 19, 2007. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the disclosure documents and other relevant materials that will be filed by RCM with the SEC when they become available.

Any information concerning CTG contained in this document has been taken from, or is based upon, publicly available information. Although RCM does not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, RCM does not take any responsibility for the accuracy or completeness of such information.

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